Bonds.com Group, Inc. 8-K

Exhibit 10.1

EXECUTION COPY

Bonds.com Group, Inc.
1515 S. Federal Highway, Suite 212
Boca Raton, Florida 33432

February 26, 2010

John J. Barry, IV

Re:           Understanding Regarding Revised Employment Terms

Dear John:

The Board of Directors (the “Board”) of Bonds.com Group, Inc. (the “Company”) is excited that you will be assuming the role of Vice Chairman and Chief Strategic Officer of the Company.  We sincerely believe that your prompt and constructive transition to this new role will be in the best interest of all shareholders, and is a proverbial win-win situation for you and all stakeholders.  Capitalized terms used in this letter and not defined have the meanings given to them in your existing Employment Agreement dated July 7, 2009 (the “Prior Employment Agreement”).

In order to allow us to promptly move forward with your new arrangements in order to minimize any disruption to the Company and for you to immediately assume the role of Vice Chairman and Chief Strategic Officer with confidence regarding your new employment arrangement, this letter sets forth certain binding and nonbinding terms regarding your transition to Vice Chairman and Chief Strategic Officer and your new employment terms.

1.           Upon your execution of this letter, you hereby resign as Chief Executive Officer and President of the Company and from any other positions you hold with the Company’s subsidiaries, and are hereby appointed Vice Chairman and Chief Strategic Officer of the Company, each of the foregoing to be effective immediately.  As Vice Chairman and Chief Strategic Officer, you shall report to, and operate under the supervision of, the Board.  We look forward to your constructive coordination with other executives of the Company.  Prior to the execution of the New Employment Agreement for so long as you remain employed by the Company, you will be compensated at the base salary set forth in the Prior Employment Agreement and receive the medical and dental benefits set forth in the Prior Employment Agreement.

2.           Upon your execution of this letter, the Company will promptly prepare for your review a draft revised employment agreement setting forth in detail your new role and the revised terms of your employment (the “New Employment Agreement”).  The Board will create a committee (the “Committee”) comprised of David Bensol, as chair, and an additional director or other person (who shall be acceptable to David Bensol) to oversee on the Board’s behalf the preparation and negotiation of the Revised Employment Agreement and recommend its final terms to the Board.

3.           The New Employment Agreement would contain the following terms and provisions and such others as are negotiated and agreed to by the parties:

(a)           The Company would pay you a base annual salary in the amount of $200,000, with performance-based incentive payments that would enable you to earn up to $300,000 in salary (exclusive of bonuses as discussed below).  Your compensation would be offset by any amounts paid to you pursuant to paragraph 8 below prior to the execution of the New Employment Agreement.

(b)           The Company would issue you options to purchase a total of 6,000,000 shares of the Company’s Common Stock.  Of this amount, 2,000,000 shares would be purchasable for $0.40 per share, 2,000,000 shares would be purchasable for $0.50 per share, and 2,000,000 shares would be purchasable for $1.00 per share.  The option would vest quarterly in equal increments over 24 months.  The options would be exercisable via a customary cashless exercise provision which would allow for a net issue of shares in lieu of payment of the exercise price in cash.  These options would have a term of ten years.

(c)           You would be empowered to create a team of seven to ten employees who report directly to you (you and such team are referred to in this letter as the “Boca Group”).  The Boca Group would operate under the supervision of the Board.  The Boca Group would receive bonuses from a bonus pool derived from the Boca Group’s Net Operating Profit (as defined below).  The bonus pool would be no less than 50% of the Boca Group’s Net Operating Profit.  An additional percentage of the Boca Group’s Net Operating Profit may be allocated to the bonus pool in instances where the Boca Group has been of significant benefit to recruiting new business outside its account coverage.  For purposes of this letter, “Net Operating Profit” means the Boca Group’s operating profit, after deducting all operating expenses, including a reasonable allocation of corporate expenses.  Bonuses would be paid quarterly within 15 days of the end of each fiscal quarter and the fiscal year end.

(d)           Subject to supervision and approval by the Board, you would: (i) have sole hiring and firing authority for members of your team; (ii) decide the compensation of your team members within the Board-approved budget; and (iii) have authority to set the pricing for each respective client and business structure covered by you or your team (but not in a manner that would undercut or harm other Company business).

(e)           The Boca Group would be provided an operating budget subject to approval by the Board, which approval would not be unreasonably withheld.  In considering that budget, the Board would take into account, among other things, the Company’s working capital, the Boca Group’s expenses (including allocated expenses), comparable budgets and expenditures within the Company, and the Boca Group’s Net Operating Profit.  At a minimum, that budget would include a $250,000 technology budget.

(f)           The Company would make available a 10,000,000 option pool as an incentive for the Boca Group.  The exercise price of such options would not be more than 15% higher than the grant date fair market value (with fair market value being deemed the Company’s trading price to the extent consistent with applicable regulatory, tax and accounting requirements); provided that in no event will the exercise price be less than $0.375 per share.  You would not be entitled to any of these options.  Such options would be awarded only to bona fide employees of the Company at the time of the award, and no more than 5,000,000 will be awarded in the first year, and no more than 2,500,000 would be awarded in any year after.  If you and the Company agree, commission payments would be subject to a cash versus stock payout schedule as follows: (i) $3,000,000 gross payout would be split 90% cash and 10% stock, (ii) $5,000,000 gross payout would be split 80% cash and 20% stock, (iii) $7,500,000 gross payout would be split  70% cash and 30% stock, and (iv) $10,000,000 or more gross payout would be split  60% cash and 40% stock.

(g)           The New Employment Agreement would include definitions of “Cause” and “Good Reason.”  Among other things, the definition of “Good Reason” would include (i) the Company’s material failure to comply with applicable regulatory requirements in a manner that materially and adversely impacts you and your team’s ability to operate or recruit clients, (ii) any imposition by the Company of any unreasonable impediment to business that directly or indirectly effects the Boca Group’s ability to generate revenue for the benefit of the Company (such as reasonable technology enhancement requests by any client or strategic partner that make business sense and are considered so by David Bensol and one other Board member but are not delivered to the client within 60 days of such request or the failure of simple connectivity (API) to liquidity providers introduced by the Boca Group are not connected within 30 days after connectivity agreements are signed by a client), and (iii) failure of the Company to work in good faith to cause its third party technology vendors to complete any connection to new technology reasonably proposed by the Boca Group and within the Boca Group’s budget.  If you are terminated without “Cause” (as defined in the New Employment Agreement) or terminate your employment for “Good Reason” (as defined in the New Employment Agreement), you would be entitled to a trail on the Boca Group’s Net Operating Profit as follows: 20% of the Boca Group’s Net Operating Profit for the first year; 15% of the Boca Group’s Net Operating Profit for the second year; and 10% of the Boca Group’s Net Operating Profit for the third year.  If you terminate your employment without Good Reason or are terminated for Cause, you would not be entitled to any further payments.

(h)           In the event of a Change in Control (as defined below), all of your options would become immediately vested and exercisable.  “Change of Control” means (i) a sale, transfer, lease, exclusive license or other disposition of all or substantially all of the Company’s assets or business, or (ii) a merger, consolidation, reorganization or other business combination transaction of the Company with or into another entity, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock or other voting equity of the Company or the surviving entity outstanding immediately after such transaction.  You and the Company would have the opportunity to cure any “Good Reason” or “Cause” prior to termination.  Any disputes with respect to your termination would be subject to mandatory arbitration.

4.           The Board shall adopt a resolution increasing the number of directors constituting the Board from five to six members and shall adopt a resolution filling such newly created directorship with Jeffrey Chertoff (“Chertoff”).  Additionally, at your option, the Board shall adopt a resolution increasing the number of directors constituting the Board to seven members and shall adopt a resolution filling such newly created directorship with a Qualified Director (as defined below) that you designate (the “JBIV Designee”).  The Board shall not increase the number of directors constituting the Board to more than seven unless there is unanimous Board approval or consent of such action.  In the event of the resignation, death or permissible removal of Edwin L. Knetzer, III (“Kneztger”), Michael Sanderson (“Sanderson”) or Chertoff from the Board, the Board shall fill the resulting vacancy on the Board with a Qualified Director designated by Knetzger or Sanderson (or, if neither of them shall remain on the Board, one of their replacements), and if such Qualified Director is replacing Knetzger or Sanderson, he or she shall be Co-Chairman of the Board (any such replacement director designated by Knetzger, Sanderson or their replacement is referred to herein as a “Replacement Designee”).  In the event of the resignation, death or permissible removal of you, John Barry III or the JBIV Designee, the Board shall fill the resulting vacancy on the Board with a Qualified Director designated by you or John Barry III (or, if neither of you shall remain on the Board, one of your replacements) (any such replacement director is referred to herein as a “JBIV Replacement Designee”).  You, John Barry III and Holly A. W. Barry, by execution of this letter, agree to vote or cause to be voted at any annual or special meeting of stockholders or in any consent of stockholders in lieu of meeting at which directors are to be elected all of the shares of the Company’s Common Stock directly or indirectly beneficially owned or controlled (whether such control is shared or sole and whether such control personal, as trustee, manager or otherwise) by you, John Barry III or Holly A.W. Barry (collectively, the “Subject Shares”) in favor of the election of Chertoff to the Board, for Chertoff’s nomination and re-election to the Board, for David Bensol’s nomination and re-election to the Board, for the Replacement Designee’s nomination, election and re-election to the Board, against the removal of Chertoff, Bensol, and any Replacement Designee other than for malfeasance (unless unanimously approved by the Board other than the director sought to be removed), against the addition of any other director to the Board other than those currently on the Board, Chertoff, the JBIV Designee, any Replacement Designee and any JBIV Replacement Designee (unless unanimously approved by the Board) and against the increase of the Board to more than seven members unless such increase is unanimously approved by the Board.  All of the provisions of this paragraph 4 shall be immediately binding and enforceable, but they shall be memorialized in a separate agreement in connection with the execution of the New Employment Agreement.  For avoidance of doubt, the failure to execute such separate agreement or the New Employment Agreement shall not impact the agreements in this paragraph 4.  The agreements set forth in this paragraph 4 shall be binding for a period of three years, except that the obligations and restrictions above with respect to any Replacement Designee shall be binding only for a period of two years.  You, John Barry III and Holly A.W. Barry irrevocably appoint each director of the Company as of the date hereof and their affiliates as your lawful proxy to vote all of the Subject Shares at any annual or special meeting of stockholders and to execute any consent in any solicitation of consents, in each cash, solely related to and consistent with this paragraph 4.  The foregoing proxy is given in consideration of the agreements and covenants of the Company contemplated by this letter and, as such, is coupled with an interest and shall be irrevocable until the voting agreements in this paragraph 4 terminate.  The foregoing restrictions and obligations of the Company may be specifically enforced by any director of the Company or any of their respective affiliates.  The term “Qualified Director” shall mean a director that (a) satisfies the independence standards of the New York Stock Exchange or NASDAQ Stock Market, (b) is not an affiliate, family member or other relative of the person or persons who have the right to designate such director or who are designating such director, (c) has no other material business, social or other relationships with the person or persons who have the right to designate such director or who are designating such director, and (d) has significant, relevant business experience.  Additionally and notwithstanding anything in this paragraph 4 to the contrary, (x) if you or John Barry III resign from the Board without providing at least six months’ notice, then you each and Holly A.W. Barry shall cause (including by voting or causing to be voted the Subject Shares) any replacement director to be a Qualified Director designated by a majority of the remainder of the Board, and (y) if Edwin L. Knetzger, III or Michael Sanderson resign from the Board without providing at least six months’ notice, then the Replacement Designee would be a Qualified Director designated by a majority of the remainder of the Board (rather than just Mr. Knetzger or Mr. Sanderson); provided, however, that the foregoing clauses (x) and (y) shall not apply in the event of a death or incapacity of any director, to resignations requested by the Board or to resignations in connection with health issues or family, personal or business emergencies.  For avoidance of doubt, you, John Barry III and the JBIV Designee would not be removed from the Board other than for malfeasance (unless unanimously approved by the Board other than the director sought to be removed).

5.           Within five business days of the execution of this letter, the Company will wire $1.150 million into an escrow account held by Liddle & Robinson, LLP as collateral for the outstanding indebtedness to MBRO Capital, LLC.  If the Company does not repay such debt within a certain agreed-upon time period (no later than March 25th), it shall authorize Liddle & Robinson, LLP to pay MBRO Capital, LLC from the funds in the escrow account.  Such wire and escrow will be subject and pursuant to an escrow agreement mutually acceptable to the you, the Company and Liddle & Robinson, LLP.

6.           All of your current unvested options will vest immediately upon the execution of this letter.

7.           The Company will indemnify you as an officer and director of the Company to the fullest extent permissible under applicable law, in accordance with its current Certificate of Incorporation and Bylaws.  The Company will pay your legal fees in connection with the execution of this letter and the negotiation of the New Employment Agreement, but such payment shall not exceed $25,000.

8.           In the event you and the Company do not negotiate and execute the New Employment Agreement within 60 days of the date of this letter, you will be deemed to have resigned as Vice Chairman and Chief Strategic Officer and you shall be entitled to: (a) a payment of $300,000, which shall be paid out as follows (i) $150,000 on the date thirty-one days from the date of this letter if the New Employment Agreement has not been executed at such time, (ii) $75,000 on July 15, 2010, if the New Employment Agreement has not been executed at that time, and (iii) $75,000 on December 1, 2010, if the New Employment Agreement has not been executed at that time; and (b) payments equal to an additional $900,000, which shall be paid out to you over three years in equal monthly installments of $25,000 per month with the first payment to be made on the 61st day following the execution of this letter (assuming the New Employment Agreement has not been executed).  In no event shall the foregoing payments exceed $1,200,000 in the aggregate.  For avoidance of doubt, if you receive any of the foregoing payments and the New Employment Agreement is subsequently executed, the amount of the foregoing payments received by you shall be credited against your compensation under the New Employment Agreement.  These payments will be subject to any legally required tax or similar withholding.  These payments are conditioned on your compliance with the restrictions in paragraph 10 below.  Additionally, upon the execution of this letter and as an employee incentive award, the Company will issue to you an immediately vested option for 6,000,000 shares with an exercise price of $0.375 that may be exercised via a customary cashless exercise feature.  This option will have a term of ten years.  In recognition of the foregoing payment rights and award, you agree that the foregoing payments and award are your sole and exclusive payments and rights in the event of your termination and that you shall have no rights to the Severance Payment or any other payment under the Prior Employment Agreement in connection with the matters contemplated by this letter or any termination of your employment.  Additionally, in recognition of the foregoing and as a material inducement to the Company entering into this letter you, for yourself and your heirs, executors, personal representatives, administrators, assigns and anyone claiming by or through you (collectively, the “Releasors”), hereby irrevocably and unconditionally forever release, waive and forever discharge the Company, Bonds.com Inc., Bonds.com, LLC, and Insight Capital Management, LLC, and each of their respective predecessors, successors, parents, subsidiaries, affiliates, members, insurers, benefits plans, assigns, directors, officers, shareholders, trustees, administrators, employees, representatives, agents, and insurers (hereinafter collectively referred to as the “Releasees”) from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the you or the other Releasors have ever had or now have, from the beginning of time through the date you execute this letter that relate to, are in connection with or arise out of your employment by the Company, the Prior Employment Agreement, your ceasing to be Chief Executive Officer and President, your transition to Vice Chairman and Chief Strategic Officer, any termination of your employment for any reason whatsoever prior to the execution of the New Employment Agreement and any of the events, actions, negotiations, discussions or events leading or related to the execution of this letter (collectively, the “Released Claims”).  The Released Claims include, but are not limited to, all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); §725.07, Florida Statutes; the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); and any other federal or state whistle-blower statute or regulation; the Florida Civil Rights Act of 1992 (Chapter 760, Florida Statutes, as amended); any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any local ordinance, law, rule or regulation; workers’ compensation statutes; and any other federal, state or local statute, rule, regulation or ordinance related to the Released Claims; and common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment.

9.           The Company will, within one business day, terminate and revoke all credit cards and charge cards issued to officers, directors or employees of the Company under the American Express account guaranteed by you.  The Company will cause all outstanding balances to be paid in full and will indemnify you for any damages you incur as a result of charges by Company officers, directors or employees.

10.           In recognition of the benefits provided by this letter, in the event the New Employment Agreement is not executed, you agree that for a period of six months from any termination of your employment, you shall not directly or indirectly (as an employee, owner, investor, consultant, advisor, lender or otherwise) compete with the Company, solicit any of the Company’s customers, employees or business partners, or disparage the Company or its officers, directors, employees or shareholders.

11.           This paragraph 11, and paragraphs 1, 4, 5, 6, 7, 8, 9, 10 and 12 shall be binding and enforceable immediately.  The remainder of this letter is not binding.  In the event of any conflict between the terms of this letter and the terms of the Prior Employment Agreement, this letter shall govern.  The Prior Employment Agreement is hereby terminated.

12.           This letter and any controversy arising out of or relating to this letter shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Florida, except that paragraph 4 shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.  This letter may be executed and delivered by electronic means (including by facsimile or .pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Board looks forward to the Company achieving new success from your efforts as Vice Chairman and Chief Strategic Officer of the Company.

Sincerely,

BONDS.COM GROUP, INC.

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer

Accepted and agreed as of the date first set forth above:

/s/ John J. Barry IV
John J. Barry IV

/s/ John Barry III
John Barry III

/s/ Holly A.W. Barry
Holly A.W. Barry